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Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
MedQuist Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of MedQuist Inc. of our report dated March 3, 2003, with respect to the consolidated balance sheet of MedQuist Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of MedQuist Inc.

Our report refers to the change from the cost method of accounting for an investment to the equity method in connection with an increase in the level of ownership as required by Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," and to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangibles." Our report refers to the audit of the adjustments that were applied to revise and restate the 2001 and 2000 consolidated financial statements, as more fully described in Notes 5 and 6, respectively, to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

                                  /s/ KPMG LLP




Philadelphia, Pennsylvania
September 8, 2003